UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 26, 2009

MEDICINOVA, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	001-33185	33-0927979
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 LA JOLLA VILLAGE DRIVE, SUITE 950, SAN DIEGO, CA 92122
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously disclosed, Richard E. Gammans, Ph.D. resigned from his position as Chief Development Officer of MediciNova, Inc. (the “Company”) on June 12, 2009. Dr. Gammans has entered into a Separation Agreement and Release dated June 26, 2009 (the “Separation Agreement”) with the Company that, subject to the terms and conditions thereof, provides for the lump sum payments to Dr. Gammans of (a) $292,263.75, which equals the salary that he would have received through March 12, 2010, and (b) $4,000.00 to help defray certain lease and relocation costs. In addition, through March 12, 2010, the Company will pay the applicable health insurance premiums to continue his medical benefits in the same manner that such benefits were in effect immediately prior to Dr. Gammans’ resignation, with the exception that the Company may discontinue paying such premiums if and when he receives medical benefits from another employer. As part of the Separation Agreement, Dr. Gammans has agreed to release the Company and certain related parties, including the Company’s officers, directors and employees, from all claims and liabilities under federal and state laws arising prior to the date of the Separation Agreement, and he has reaffirmed that he will continue to abide by his Proprietary Information and Inventions Agreement dated June 14, 2004. A copy of Dr. Gammans’ Separation Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 above for information regarding Dr. Gammans’ entrance into the Separation Agreement with the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Separation Agreement and Release dated June 26, 2009, by and between MediciNova, Inc. and Richard E. Gammans, Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINOVA, INC.

Date: July 2, 2009	By:	/s/ Shintaro Asako
	Name:	Shintaro Asako
	Title:	Chief Financial Officer